SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 8-K
Current Report
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Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012

VITAMIN SPICE
(Exact name of Registrant as specified in charter)

Wyoming	0-52907	20-5776355
(State or other	(Commission file	(I.R.S. Employer
jurisdiction of	number)	Identification Number)
incorporation)

996 Old Eagle School Road, Suite 1102
Wayne, Pennsylvania  19087
(Address of Principal Executive Offices)

__________________________________
(Prior Address if Changed From Last Report)

(484) 367-7401
 (Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

VitaminSpice, Inc. announces that the Federal Bankruptcy Court for the Eastern District of Pennsylvania has dismissed the involuntary bankruptcy petition that was filed against the company by its former attorney Jehu Hand, Ray Suprenard (IBT Florida), Jeremiah Hand, John Robison (Orange, California), and Esthetics World.

The Honorable Court further ordered that a Hearing be held regarding attorneys fees and damages. Furthermore, the Court Ordered that a Hearing be scheduled to hear VitaminSpice’s “Bad Faith” Motion regarding the Filing of the petition. The Motions filed before this court included explicit documents provided to the court that demonstrated forgeries by petitioners, specifically Jehu Hand. One of the most outrageous document that VitaminSpice provided is a back dated and notarized (by Jehu Hand’s assistant, Kimberly Peterson) that was submitted to the offices of The United States Federal Court for the Eastern District of Pennsylvania’s District Court Judge, Michael Baylson.

During the proceedings, petitioner John Robison admitted to providing investment funds via Kevin Lee Woodbridge, a convicted felon on securities violations. According to the SEC website, Woodbridge was banned for life from working with any public company in addition to Woodbridge’s incarceration.

The Court will schedule a separate hearing to allow the parties to augment the present record with regard to the issue of whether VitaminSpice is entitled to fees and costs pursuant to 11 U.S.C. §303(i). At that time, the Court will consider the issue of bad faith as it relates to VitaminSpice's § 303(i) requests, stated the Judge Madeline D. Coleman in documents issued by the court. VitaminSpice, by and through its attorneys will be submitting actual, compensatory, and punitive damage claims against all parties that filed the involuntary petition.

Item 9.01   Financial Statements and Exhibits.

99.1	Press Release

Signatures

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAMIN SPICE (Registrant)

Dated: April 26, 2012	/s/ Edward Bukstel
Edward Bukstel/ CEO